IROQUOIS GAS TRANSMISSION SYSTEM
                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
                                 FOR PAUL BAILEY


     THIS AGREEMENT is made and entered into as of the first day of July, 1997, between IROQUOIS GAS TRANSMISSION LIMITED PARTNERSHIP (the "Company") and PAUL BAILEY ("Mr. Bailey").

     WHEREAS, Mr. Bailey is currently serving as Vice President and Chief Financial Officer of Iroquois Pipeline Operating Company ("IPOC"); and

     WHEREAS, the Company highly values the efforts, abilities and accomplishments of Mr. Bailey and desires that he remain in his current position with IPOC; and

     WHEREAS, in order for Mr. Bailey to continue to serve as Vice President and Chief Financial Officer of IPOC, it is necessary for him to terminate his employment with TransCanada Pipelines, Ltd. ("TransCanada");

     WHEREAS, in order to induce Mr. Bailey to continue in his position as Vice President and Chief Financial Officer of IPOC and to relinquish his employment with TransCanada, the Management Committee of the Company wishes to enter into an unfunded deferred compensation arrangement upon the terms and conditions hereinafter stated, to ensure that Mr. Bailey will be provided with retirement benefits, from all qualified and non-qualified sources, that are at least equal in value to those benefits he would have been entitled to had he remained employed by TransCanada.

     WHEREAS, Mr. Bailey wishes to provide for his retirement and financial security, and the Management Committee of the Company has approved and authorized the entry into this Agreement with Mr. Bailey.

     NOW THEREFORE, the parties agree as follows:

          1. Retirement Upon Reaching Normal Retirement Date. Mr. Bailey shall be entitled to retire and commence receiving benefits under this Agreement upon attaining his sixtieth (60th) birthday (his "Normal Retirement Date").

          2. Normal Retirement Benefits. Upon retiring from active service with IPOC on or after his Normal Retirement Date as defined in this Agreement, Mr. Bailey shall be entitled to receive, beginning on the first day of the month immediately following Mr. Bailey's retirement, and on the first day of each month thereafter for his life, an amount calculated as a single life annuity payable at his Normal Retirement Date (or, if later his actual retirement date), equal to one-twelfth (1/12) of (a) minus (b):

               (a) Forty Percent (40%) of his Final Average Earnings (as hereinafter defined),

               (b)  reduced by the sum of the following:

               (i) Mr. Bailey's accrued benefit based on his credited service through September 1, 1995, which would be payable to him from the Pension Plan for Employees of TransCanada Pipelines Limited and Designated or Associated, Subsidiary or Affiliated Companies (the "TransCanada Registered Pension Plan") as of his actual retirement date, regardless whether he actually commences receiving such accrued benefit on such date, calculated in the form of a single life annuity, in accordance with the terms of the TransCanada Registered Pension Plan and using the conversion factors specified therein; plus

               (ii) Mr. Bailey's accrued benefit based upon an additional one year and ten months of credited service (i.e., his service from September 1, 1995 through June 30, 1997), which would be payable to him from the TransCanada Pipelines Limited Executive Supplemental Retirement Benefits Plan (the "TransCanada SERP") as of his actual retirement date, regardless whether he actually commences receiving such accrued benefit, calculated in the form of a single life annuity, in accordance with the terms of the TransCanada SERP; plus

               (iii) Mr. Bailey's accrued benefit which would be payable to him from the Iroquois Pipeline Operating Company Cash Balance Retirement Plan (the "Iroquois Qualified Pension Plan" or "IPOC Cash Balance Plan") as of his actual retirement date, regardless whether he actually commences receiving such accrued benefit, calculated in the form of a single life annuity in accordance with the terms of the Iroquois Qualified Pension Plan; plus

               (iv) Mr. Bailey's supplementary pension benefit which would be payable to him from the Iroquois Pipeline Operating Company Supplementary Pension Plan based on his Credited Service as of actual retirement date (his "IPOC Supplementary Pension Benefit"), regardless whether he actually commences receiving such accrued benefit, calculated in the form of a single life annuity; plus

               (v) Mr. Bailey's 401(k) Employer Contribution Account, which Account is calculated to be the Actuarially Equivalent life annuity value of an Employer contribution equal to 100% of his salary reduction contributions up to five percent (5%) of his base annual salary for each year of his participation in the Iroquois Pipeline Operating Company Savings Plan and Supplemental Savings Plan (the "IPOC 401(k) Plan"), plus the Actuarially Equivalent value of any discretionary contributions that may be made on his behalf under the IPOC 401(k) Plan, together with interest and earnings actually accumulated on such account as of Mr. Bailey's actual termination of service or retirement; plus

               (vi) the Actuarial Equivalent of Mr. Bailey's age 62 Primary monthly Social Security Benefit based upon Mr. Bailey's actual age as of the determination of his Accrued Benefit. In the event that Mr. Bailey terminates service later than age 62, the Actuarial Equivalent of Mr. Bailey's Primary Monthly Social Security Benefit payable at his actual retirement date shall be used.

          In calculating the benefit to which Mr. Bailey is entitled under this Agreement, the methodology specified in the Iroquois Gas Transmission System Proposed SERP Sample Benefit Illustrations, which are attached hereto as Exhibit A, shall be followed.

               (c) For purposes of converting Canadian dollars to U.S. dollars in determining the amount of the offsets specified in (i) and (ii) above, the exchange rate shall be the rate as announced by Citbank N.A. in effect on the last business day prior to the actual retirement of Mr. Bailey.

               (d) In calculating the benefit to which Mr. Bailey is entitled under this Agreement, the following definitions shall have the following meanings:

               "Actuarial Equivalence" shall mean

                    (a) for purposes of calculating the offsets specified in
               Paragraph 2(b)(iii)(vi), shall mean a benefit of equivalent current value to the benefit to which it is being compared, determined on the basis of the definition of "Actuarial Equivalence" contained in the IPOC Cash Balance Plan, as those factors may be amended from time to time. As of July 1, 1997, the following factors were used:

                    (1) the 1983 Group Annuity Mortality Table blended by 50% of the Male Table and 50% of the Female Table (the "Applicable Mortality Table"); and

                    (2) the annual rate of interest on the 30 Year Treasury Bond for the third month which precedes the commencement of the year containing the benefit commencement date under this Agreement, for purposes of calculating lump sums (including the lump sum value of a commuted death benefit); and

                    (3) for purposes of converting benefits (including death benefits) into equivalent forms (other than a lump sum), the Applicable Mortality Table specified in (1) above in combination with an eight percent (8%) interest rate; and

                    (b) for purposes of calculating the offsets specified in
               Paragraph 2(b)(i)(ii), the factors for determining actuarial equivalence specified in the plan referred to in (b)(i) and (ii) or, in the absence of such factors, the definition of Actuarial Equivalence specified in (a) above; and

               "Credited Service" for purposes of calculating Mr. Bailey's IPOC Supplementary Pension Plan Benefit and benefit under this Agreement, Credited Service shall include Mr. Bailey's aggregate years of employment with IPOC, the Company and TransCanada. Credited Service for purposes of determining offsets under Paragraph 2(b) hereof shall be determined in accordance with the definitions contained in the specific benefit plan which is the subject of the offset.

               "Final Average Earnings" shall mean the average of the three highest consecutive calendar years of Earnings with IPOC. "Earnings" shall mean Mr. Bailey's annual base salary, plus the actual annual incentive bonus payment paid with respect to a calendar year. Final Average Earnings and Earnings shall be calculated without regard to the dollar limitations imposed by
               Section 401(a)(17) of the Internal Revenue Code.

               "Primary Social Security Benefit" shall mean (i) Mr. Bailey's actual Social Security Benefit, he provides evidence of that amount to the Company or, in the absence of such amount, (ii) the estimated annual amount of benefit under Title II of the Social Security Act that Mr. Bailey would be entitled to receive as of age 62 (or, his actual retirement date, if later), whether or not he applies for or actually receives such benefit. For purposes of this Agreement, such estimated amount shall be determined on the following basis:

                    (1) the Social Security Act in effect on Mr. Bailey's termination of employment;

                    (2) the rate of past wage increases equal to the rate in increases in the average national wage as reported by the Social Security Administration;

                    (3) assuming no wages for the period following Mr. Bailey's termination of employment; and

                    (4) assuming no change in the Primary Social Security Benefit amount occurs after Mr. Bailey's termination of employment.

     3. Early Retirement Benefit. Mr. Bailey shall be entitled to retire from active service with IPOC as of the first day of any month on or after reaching age fifty-five (55) (his "Early Retirement Date") and shall be entitled to receive an immediate supplemental pension under this Agreement calculated in the manner provided in Paragraph 2 above, except that

     (a) the 40% figure provided for in Paragraph 2 above shall be prorated by multiplying it by a fraction, the numerator of which is Mr. Bailey's Credited Service as of his actual early retirement date, and the denominator of which is his Credited Service had he remained employed by IPOC until age 60; and

     (b) the benefit derived under Paragraph 2 shall be further reduced by three percent (3%) for each year from ages year from ages 55 through 59, by which Mr. Bailey's benefit commencement date precedes his Normal Retirement Date as defined in this Agreement.

     4. Benefits Subject to a Substantial Risk of Forfeiture. Mr. Bailey shall be vested in his Accrued Benefit under this Agreement as of July 1, 2002. No benefits shall be payable if Mr. Bailey terminates employment for any reason, including death, prior to having become vested in his Accrued Benefit.

     5. Payment of Benefits Upon Termination of Service. If Mr. Bailey terminates service with a vested Accrued Benefit under this Agreement prior to reaching age fifty-five (55), he may commence payment of his vested Accrued Benefit under this Agreement, calculated in accordance with Paragraph 2, at any time on or after having reached age fifty-five (55), provided, however, that:

     (a) the 40% figure provided for in Paragraph 2 above shall be prorated by multiplying it by a fraction, the numerator of which is Mr. Bailey's Credited Service as of his actual termination of service, and the denominator of which is the Credited Service he would have had had he remained employed until age 60; and

     (b) the benefit derived under Paragraph 2 shall be further reduced by five percent (5%) for each year from ages year from ages 55 through 59, by which Mr. Bailey's benefit commencement date precedes age sixty (60).

     6.   Timing and Forms of Benefit Payment.

          (a) Normal Form of Benefit Payment. The normal form of benefit payment under this Agreement shall be an annuity for the life of Mr. Bailey.

          (b) Actuarially Equivalent Optional Forms. At least twelve full months prior to the commencement of his benefits under this Agreement, Mr. Bailey may elect to retire and commence benefits under this Agreement in one of the following Actuarially Equivalent forms of benefit payments:

          (i) a joint and sixty percent (60%) survivor annuitant with his spouse as the joint annuitant; and

          (ii) a joint and fifty percent (50%) survivor annuitant with his spouse as the joint annuitant; and

          (iii) a life and ten (10) year certain form of benefit payment with his spouse or other Beneficiary.

          (c) Timing of Election of Optional Forms and Commencement Date. At least twelve months prior to the date on which benefits otherwise would commence hereunder, Mr. Bailey may elect to change the commencement date of his benefits or elect an Actuarially Equivalent form of benefit payment; provided, however, that no election as to the timing of commencement of benefits under this Agreement, or the form of benefit payments hereunder, shall be given effect if such election is made by Mr. Bailey within twelve months of his retirement or termination of service from IPOC.

     7.   Death Benefits.

          (a) If Mr. Bailey had no vested interest in his Accrued Benefit as of his death, no death benefit shall be payable under this Agreement.

          (b) If Mr. Bailey dies after having commenced benefits under this Agreement, then a death benefit shall be payable to his Spouse or other Beneficiary only if the form of payment in force for Mr. Bailey under this Agreement provides for such a death benefit.

          (c) If Mr. Bailey had a nonforfeitable right to his Accrued Benefit under this Agreement and dies while employed by IPOC prior to benefit commencement, then a monthly death benefit shall be payable to his Spouse for her life in an amount equal to sixty percent (60%) of the benefit to which Mr. Bailey would have been entitled had he retired or terminated service, survived to the earliest date on which he could commence benefits under this Agreement, and then commenced benefit payments immediately before his death. In the sole discretion of the Company, the Actuarially Equivalent present value of this monthly amount may be paid in a lump sum to Mr. Bailey's surviving spouse as soon as administratively feasible following Mr. Bailey's death.

          (d) Mr. Bailey's Spouse shall be his Beneficiary under this Agreement. With his Spouse's consent, Mr. Bailey may designate another Beneficiary to receive payments in the form of a life and ten year certain form of benefit payment in accordance with Paragraph 6(c). In such event, Mr. Bailey shall file with the Company a written designation of a Beneficiary on such form as may be prescribed by the Company. If Mr. Bailey fails to designate a Beneficiary or if a Participant's designation of Beneficiary fails for any reason, then the Beneficiary or Beneficiaries designated by Mr. Bailey, or deemed to have been designated by Mr. Bailey under the Qualified Plan shall be deemed to be the Participant's Beneficiary.

     8. Unfunded Benefits. The benefits under this Agreement shall be unfunded and all benefit payments shall be made from the general assets of the Company. The right of Mr. Bailey or his Spouse or other Beneficiary to receive benefits under this Agreement shall be an unsecured claim against the general assets of the Company. All benefits accrued under this Agreement shall remain the property of the Company until paid to Mr. Bailey or his spouse or other Beneficiary and shall be subject only to the claims of the Company's general creditors. The Company may in its discretion set aside assets, purchase insurance contracts, and the like to provide a source of funds that the Company may use, in its discretion, to make payments that become due under the Agreement, however, any amounts set aside shall remain the general assets of the Company subject to the claims of the general creditors of the Company.

     (a) Provisions for Rabbi Trust. Notwithstanding the provisions of Paragraph 8, the Company may, in its discretion, enter into a trust agreement known as a "Rabbi Trust", whereby it contributes to the trust, from time to time, such amounts as may be approved by the Management Committee of the Company for the purposes of providing benefits under this Agreement. The Trust Agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Procedure 92-64, as that may be modified or revised from time to time, and shall include provisions that all of the assets of the Trust shall be subject to the creditors of the Company in the event of insolvency.

     9. Administration of this Agreement. The Management Committee of the Company is appointed to administer the terms of this Agreement. The Committee shall have the absolute authority and discretion:

          (a) to determine the benefits payable under the Plan;

          (b) to interpret the Agreement, and to decide all matters arising under it, including the right to remedy possible ambiguities, inconsistencies, and omissions;

          (c) to employ actuaries, attorneys, accountants, and other agents and advisors, and to delegate to such persons, and any additional persons, such powers and responsibilities as it deems appropriate;

          (d) to establish the basis for actuarial calculations made pursuant to the Agreement;

          (e) to direct the Company to make appropriate financial arrangements to facilitate the Company's satisfaction of its obligations hereunder;

          (f) to delegate allocate the administrative responsibilities as they deem appropriate; and

          (g) to maintain all necessary records for the administration of the Agreement, and file and distribute all reports that may be required by the Internal Revenue Service, Department of Labor, or others as required by law.

          10.  Benefit Upon a Change of Control.

          (a) Lump Sum Payment Upon a Change of Control. Notwithstanding any other provision of the Agreement, upon a Change in Control, Mr. Bailey shall automatically be paid a lump sum amount in cash by the Company which, together with the payment, if any, under a Rabbi or other trust arrangement established by the Company to make payments hereunder in the event of a Change in Control, would provide Mr. Bailey with the same benefit as he would have received under this Agreement if he terminated service upon the date of the Change of Control, based on the benefits accrued to the Mr. Bailey hereunder as of the date of the Change in Control. Payment under this Paragraph shall not in and of itself terminate the Agreement, but such payment shall be taken into account in calculating benefits under the Agreement which may otherwise become due thereafter.

          (b) No Divestment Upon a Change of Control. In no event shall a Change of Control deprive Mr. Bailey of, or adversely affect his right to, any benefit accrued under this Agreement.

          (c) Change of Control Define.

     For purposes of the Agreement, a "Change in Control" shall be deemed to have occurred if:

          (i) a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a group (or a 'person' within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan maintained or contributed to by the Company), becomes the 'beneficial owner' (as defined in Rule 13d-3 of the Act) of more than 65% of the then outstanding voting stock of IPOC or more than 65% of the partnership interests of IGTS; or

          (ii) the stockholders of IPOC approve a merger or consolidation of IPOC with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of IPOC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of IPOC or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of IPOC (or similar transaction) in which no "person" (as previously defined) acquires more than 65% of the combined voting power of IPOC's then outstanding securities; or

          (iii) the stockholders of IPOC (or the partners of IGTS) approve a plan of complete liquidation of IPOC or IGTS or an agreement for the sale or disposition by IPOC or IGTS of all or substantially all of the IPOC's or IGTS's assets.

     (d) Arbitration. Any dispute or controversy arising under or in connection with the Agreement subsequent to a Change in Control shall be settled exclusively by arbitration in Connecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     11. Indemnification. The Company shall indemnify and hold harmless any member of the Committee from any liability incurred in his or her capacity as administrator of this Agreement for acts which he or she undertakes in good faith as a member of such Committee.

     12. Amendment. This Agreement may be amended or modified only by a writing signed by both parties thereto.

     13.  Miscellaneous.

     (a) Anti-alienation. Neither Mr. Bailey nor any Beneficiary shall have the right to assign, transfer, encumber or otherwise subject to any lien any payment or other interest under this Agreement, nor shall such payment or interest be subject to attachment, execution or levy of any kind.

     (b) No Employment Rights. Nothing in this Agreement shall confer any right upon Mr. Bailey to be retained in the service of the Company, IPOC or any of their Affiliates.

     (c) Incompetence. In the event that the Committee determines that Mr. Bailey is unable to care for his affairs because of illness or accident or for any other reason, any amounts payable under this Agreement may be paid to the duly appointed guardian, conservator or other legal representative or, if none, to his Spouse or other relative or person deemed by the Committee to be responsible for Mr. Bailey's care, and any such payment shall be in complete discharge of the liabilities of the Agreement therefor.

     (d) Governing Law. The Agreement shall be construed and governed in accordance with the laws of the State of Connecticut to the extent not preempted by ERISA.

     (e) Withholding. The Company shall deduct from all amounts paid under this Agreement any taxes required to be withheld by any federal, state, or local government tax statutes. Mr. Bailey, or if applicable his Spouse or other Beneficiary or their personal representatives will be responsible for the payment of any and federal, foreign, state, local, or other income or other taxes imposed on amounts paid under this Agreement.

     (f) Headings. The headings and subheadings of this Agreement have been inserted for convenience of reference only and shall not be used in the construction of this Agreement.



Dated as of July 1, 1997          IROQUOIS GAS TRANSMISSION SYSTEM LIMITED
                                  PARTNERSHIP, by its agent IROQUOIS PIPELINE
                                  OPERATING COMPANY



                                   By:/s/
                                      -----------------------------------------
                                      Its President and Chief Executive Officer



                                   By: /s/
                                       ----------------------------------------
                                       Its Vice President and General Counsel


                                   PAUL BAILEY


                                   /s/PAUL BAILEY
                                   --------------------------------------------

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